Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

THIRD QUARTER 2013 FINANCIAL RESULTS

Woodland Hills, CA, November 11, 2013 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and nine months ended September 30, 2013. For the three months ended September 30, 2013, revenues were $7.7 million and net loss was $0.4 million ($0.07 diluted loss per share) compared with revenues of $8.2 million and net income of $0.7 million ($0.14 diluted income per share) for the three months ended September 30, 2012. For the nine months ended September 30, 2013, revenues were $23.4 million and net loss was $0.1 million ($0.02 diluted loss per share) compared with revenues of $24.8 million and net income of $1.4 million ($0.26 diluted income per share) for the nine months ended September 30, 2012.

As of September 30, 2013, the Company had cash and investments (at amortized cost) of $107.3 million.  $13.8 million, or 13% of these investments were fixed maturity investments, and 51% of those fixed maturity investments were U.S. treasury securities. $93.3 million, or 87% of these investments were in short term investments, and 98% of those short term investments were U.S. treasury bills.

Stockholders’ equity was $70.2 million as of September 30, 2013, or $13.14 per common share including unrealized losses, net of tax, of $0.002 million, compared to stockholders’ equity of $70.4 million as of December 31, 2012, or $13.18 per common share including unrealized gains, net of tax, of $0.1 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30	December 31
	2013	2012
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: September 30,
2013 $13,798; December 31, 2012 $33,444)	$13,798	$33,628
Short-term investments, at fair value	93,322	86,256
Total Investments	107,120	119,884
Cash	164	161
Accrued investment income	10	156
Receivables, net	5,828	5,745
Reinsurance recoverable:
Paid losses and loss adjustment expenses	93	305
Unpaid losses and loss adjustment expenses	5,037	6,584
Deferred policy acquisition costs	3,798	3,785
Property and equipment, net	10,283	857
Deferred income taxes	1,688	1,894
Other assets	2,089	637
Total Assets	$136,110	$140,008

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$46,877	$49,785
Unearned premiums	16,014	16,030
Advance premium and premium deposits	524	756
Accrued expenses and other liabilities	2,512	3,041
Total Liabilities	$65,927	$69,612

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and and outstanding shares 5,341,147 at September 30, 2013, and
5,341,147 at December 31, 2012	$3,703	$3,686
Accumulated other comprehensive income (loss)	—	121
Retained earnings	66,480	66,589
Total Stockholders’ Equity	$70,183	$70,396

Total Liabilities and Stockholders' Equity	$136,110	$140,008

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
REVENUES
Insurance Company Revenues
Net premium earned	6,759	6,941	20,206	20,437
Investment income	68	303	301	1,359
Other income	41	141	321	438
Total Insurance Company Revenues	6,868	7,385	20,828	22,234

Other Revenues from Insurance Operations
Gross commissions and fees	779	821	2,490	2,536
Investment income	—	—	1	1
Finance charges and fees earned	19	19	57	51
Other income	17	4	20	9
Total Revenues	7,683	8,229	23,396	24,831

EXPENSES
Losses and loss adjustment expenses	4,766	3,572	13,213	11,620
Policy acquisition costs	1,538	1,660	4,516	5,128
Salaries and employee benefits	1,228	1,253	3,777	3,917
Commissions to agents/brokers	55	59	178	176
Other operating expenses	640	550	1,814	1,883
Total Expenses	8,227	7,094	23,498	22,724

Income (loss) before taxes	(544)	1,135	(102)	2,107
Income tax expense (benefit)	(176)	389	8	704
Net Income (Loss)	$(368)	$746	$(110)	$1,403

PER SHARE DATA:
Basic
Earnings (loss) per share	$(0.07)	$0.14	$(0.02)	$0.26
Weighted average shares	5,341	5,338	5,341	5,341
Diluted
Earnings (loss) per share	$(0.07)	$0.14	$(0.02)	$0.26
Weighted average shares	5,341	5,350	5,341	5,357

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Nine Months Ended
	September 30
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(110)	$1,403
Adjustments to reconcile net income (loss) to net cash from operations
Depreciation and amortization	161	91
Bond amortization, net	4	69
Non-cash stock based compensation	17	17
Changes in assets and liabilities
Net receivables and accrued investment income	63	(306)
Reinsurance recoverable	1,759	209
Deferred policy acquisitions costs	(12)	230
Other assets	(1,029)	(779)
Unpaid losses and loss adjustment expenses	(2,908)	(3,457)
Unearned premium	(16)	678
Advance premium and premium deposits	(232)	112
Accrued expenses and other liabilities	(528)	(206)
Income taxes current/deferred	(154)	(57)
Net Cash Used by Operating Activities	(2,985)	(1,996)

Cash flows from investing activities:
Purchase of fixed maturity investments	(3,149)	(1,300)
Proceeds from maturity of fixed maturity investments	22,791	44,635
Net increase in short-term investments	(7,066)	(39,907)
Acquisition of land and building	(9,000)	—
Additions to property and equipment	(587)	(525)
Net Cash Provided by Investing Activities	2,989	2,903

Cash flows from financing activities:
Proceeds from exercise of stock options	—	15
Repurchase and adjustment of common stock	—	(226)
Dividends paid to stockholders	—	(1,068)
Net Cash Used by Financing Activities	—	(1,279)

Net increase (decrease) in cash	4	(372)
Cash at beginning of period	160	467
Cash at End of Period	$164	$95

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$159	$759